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                                      LOGO
                                  555 Broadway
                         Redwood City, California 94063
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           -------------------------

To Our Stockholders:


     A special meeting of stockholders of Excite, Inc. will be held at 8 a.m., Pacific time, on May 28, 1999, at our headquarters, located at 555 Broadway, Redwood City, California, to consider and vote on a proposal to approve and adopt a merger agreement with At Home Corporation and approve a merger that will cause Excite to become a wholly-owned subsidiary of @Home.


     No other business will be considered at the meeting.

     These proposals are more fully described in the prospectus/proxy statement that accompanies this notice, which you should read carefully.


     We have fixed the close of business on April 7, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.


                                          By Order of the Board of Directors
                                          of Excite, Inc.
                                          /s/ Chris M. Vail
                                          Chris M. Vail
                                          Vice President, General Counsel and
                                          Corporate Secretary

Redwood City, California

April 27, 1999


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.